Exhibit 99.1

Ultralife Corporation Receives $5.5 Million Communications Systems Contract

NEWARK, N.Y. October 27, 2022 -- Ultralife Corporation (NASDAQ: ULBI) has been awarded a purchase order valued at approximately $5.5 million to supply its vehicle communications systems to a global prime defense contractor for the U.S. Army. Ultralife’s vehicle communications platform provides the soldier with an enhanced range of digital voice and data communications and operational flexibility. Shipments are expected to commence and be completed in 2023.

“We are delighted to receive this follow-on full-rate production order that further attests to the effectiveness of our new product development strategy of designing and building technically advanced, integrated communication systems devices in collaboration with our strategic partners,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “We look forward to our continued participation in this multi-year program.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com